55 Water Street New York, NY 10041 www.spglobal.com Press Release For Immediate Release

S&P Global Reports First Quarter Results, Announces Intended Separation of Mobility Division

New York, NY, April 29, 2025 – S&P Global (NYSE: SPGI) today reported first quarter results. This earnings release and supplemental materials are available at http://investor.spglobal.com/Quarterly-Earnings.
The Company reported first-quarter 2025 revenue of $3.777 billion, an increase of 8% compared to the first quarter of 2024. First quarter GAAP net income increased 10% to $1.090 billion and GAAP diluted earnings per share increased 12% to $3.54. Adjusted net income for the first quarter increased 7% to $1.344 billion and adjusted diluted earnings per share increased 9% to $4.37. Higher net income was driven primarily by strong growth in Ratings and Indices on both a GAAP and adjusted basis.
In a separate release today, the Company also announced its intent to separate its Mobility division into a standalone public company. The separation is expected to maximize shareholder value by simplifying S&P Global’s operations and allowing S&P Global to dedicate strategic and investment focus on its remaining four divisions. The Company considers all remaining divisions to be core to its long-term strategic vision. The separation also aims to create an independent, agile, and focused Mobility business that is well positioned to execute a profitable growth strategy serving the Automotive space. The separation is expected to be tax-free to shareholders, and to be completed within 12-18 months. Please see separate press release for additional details on the proposed separation.
In a previous release, and as part of the Company’s active portfolio optimization, S&P Global announced the planned divestiture of its OSTTRA Joint Venture for total consideration of $3.1 billion, to be divided equally pursuant to the 50/50 ownership with CME Group. The divestiture is expected to close in the second half of 2025.

•Quarterly revenue achieved a new record of $3.777 billion, increasing 8% year over year.

•GAAP operating margin increased 210 basis points and adjusted operating margin increased 100 basis points, driving 12% growth in GAAP EPS and 9% growth in adjusted EPS, respectively, year over year.

•The Company expects to execute additional accelerated share repurchases (ASR) totaling $650 million in the coming weeks.

•The Company's full-year 2025 guidance now calls for revenue growth of 4% - 6%, GAAP diluted EPS in the range of $14.60 - $15.10, and adjusted diluted EPS in the range of $16.75 - $17.25.

"Our first-quarter results highlight the resilience of our business model, our commitment to disciplined execution, and the importance of our products and services to our customers around the world.
In periods of volatility and uncertainty, our customers rely on us for much-needed data and insights. Our shareholders also rely on us to be good stewards of capital.
In conjunction with such solid financial results, we’re also pleased to announce the intent to spin the Mobility division into an independent public company. This allows S&P Global to increase its focus on core strategic areas, while creating a very attractive, separate company that can pursue its own profitable growth strategy independently."
Martina Cheung
President and CEO

First Quarter 2025 Revenue

First-quarter revenue increased 8% year over year, with strong growth in all five divisions. Revenue from subscription products increased 7%.

(1) Total revenue includes the impact of inter-segment eliminations of $45M and $48M in 1Q '24 and 1Q '25, respectively.

First Quarter 2025 Operating Profit, Expense, and Operating Margin

Note: All presentations of revenue above refer to GAAP revenue. Adjusted financials refer to non-GAAP adjusted metrics in all periods.

The Company’s first-quarter reported operating profit margin increased by 210 basis points to 41.8%, and adjusted operating profit margin increased 100 basis points to 50.8%, primarily due to growth in our Ratings and Indices divisions.

First Quarter 2025 Diluted Earnings Per Share

	1Q '25	1Q '24	y/y change
GAAP Diluted EPS	$3.54	$3.16	12%
Adjusted Diluted EPS	$4.37	$4.01	9%

First quarter GAAP diluted earnings per share increased 12% to $3.54 primarily due to a 10% increase in net income, and a 2% reduction in diluted shares outstanding.

Adjusted diluted earnings per share increased 9% to $4.37 due to a 7% increase in adjusted net income and a 2% decrease in diluted shares outstanding. Currency positively impacted adjusted diluted EPS by $0.02. The largest non-core adjustment to earnings in the first quarter of 2025 was for deal-related amortization.

Full-Year 2025 Outlook

	GAAP	Adjusted
Revenue growth	4% - 6%	4% - 6%
Corporate unallocated expense	$270 - $280 million	$205 - $215 million
Deal-related amortization	~$1.11 billion	~$1.11 billion
Operating profit margin	42.5% - 43.5%	48.5% - 49.5%
Interest expense, net	$305 - $315 million	$330 - $340 million
Tax rate	21.0% - 22.0%	21.5% - 22.5%
Diluted EPS	$14.60 - $15.10	$16.75 - $17.25
Capital expenditures	$180 - $190 million	$180 - $190 million

In addition to the above, the Company expects 2025 cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, of $5.4 - $5.6 billion, compared to prior expectation of ~$5.9 billion. The Company expects adjusted free cash flow, excluding certain items, of $5.6 - $5.8 billion, compared to prior guidance of ~$6.0 billion. Lower cash flow expectations compared to previous guidance are a result of changes in the assumptions for the timing of cash taxes, net income, and working capital.

The Company's updated guidance for revenue growth is 1pp lower than the previous guidance range, on slightly lower revenue expectations in Ratings and Indices. The Company is raising GAAP corporate unallocated expense guidance from prior guidance in the range of $230 - $240 million primarily as a result of increased lease impairment charges. The Company is raising GAAP operating margin guidance from prior guidance in the range of 41.5% - 42.5%, primarily due to the expected gain from the divestiture of OSTTRA. The Company is lowering adjusted operating margin from the prior range of 49% - 50%, as a result of the lower expected revenue contributions from Ratings and Indices divisions, and lower expected profit contributions from OSTTRA. GAAP and adjusted interest expense, net are each expected to be approximately $10 million higher than prior guidance. The Company is raising the expected GAAP EPS, due to the expected gain from the divestiture of OSTTRA, and lowering the low end of the expected Adjusted EPS range, while the high end of Adjusted EPS guidance range is unchanged. These broader ranges reflect the broader range of outcomes contemplated in Ratings revenue, and the variability in the timing of expenses and strategic investments in 2025. The Company is lowering GAAP and adjusted deal-related amortization guidance from prior guidance of ~$1.13 billion. The Company now expects GAAP and adjusted capital expenditures of $180 - $190 million, compared to prior guidance of approximately $190 - $200 million. Other guidance metrics are unchanged from prior guidance.

GAAP and non-GAAP adjusted guidance include the impact of acquisitions and divestitures completed in 2024. Guidance also assumes the completion of the OSTTRA divestiture in the second half of 2025. Non-GAAP adjusted guidance excludes amortization of intangibles related to acquisitions.

Capital Return: For the full year 2025, the Company expects to return approximately 85% of adjusted free cash flow to shareholders through dividends and share repurchases. The Board of Directors has authorized a quarterly cash dividend of $0.96. The Company expects to execute additional accelerated share repurchases (ASR) totaling $650 million in the coming weeks.

Supplemental Information/Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2025 earnings results on a conference call scheduled for today, April 29, at 8:30 a.m. EDT. Additional information presented on the conference call, as well as the Company’s Supplemental slide content may be found on the Company’s Investor Relations Website at http://investor.spglobal.com/Quarterly-Earnings.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings.

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Martina Cheung. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 29, 2025. U.S. participants may call (866) 361-4944; international participants may call +1 (203) 369-0192 (long-distance charges will apply). No passcode is required.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted net income; adjusted diluted EPS; adjusted operating profit and margin; adjusted expenses; adjusted corporate unallocated expense; adjusted deal-related amortization; adjusted interest expense, net; adjusted provision for income taxes; adjusted effective tax rate; organic constant currency revenue; and cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders, free cash flow, and adjusted free cash flow excluding certain items.

The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 7, and 8. The Company is not able to provide reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted without unreasonable effort.

The Company's non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items, enables investors to better compare the Company's performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of cash provided by operating activities, less capital expenditures and distributions to noncontrolling interest holders; free cash flow; and adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; the Company’s cost structure, dividend policy, cash flows or liquidity; and the anticipated separation of S&P Global Mobility ("Mobility") into a standalone public company.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•worldwide economic, financial, political, and regulatory conditions (including slower GDP growth or recession, restrictions on trade (e.g., tariffs), instability in the banking sector and inflation), and factors that contribute to uncertainty and volatility (e.g., supply chain risk), natural and man-made disasters, civil unrest, public health crises (e.g., pandemics), geopolitical uncertainty (including military conflict), and conditions that result from legislative, regulatory, trade and policy changes, including from the U.S. administration;
•the volatility and health of debt, equity, commodities, energy and automotive markets, including credit quality and spreads, the composition and mix of credit maturity profiles, the level of liquidity and future debt issuances, equity flows from active to passive, fluctuations in average asset prices in global equities, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
•the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
•the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
•the outcome of litigation, government and regulatory proceedings, investigations and inquiries;
•concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks, indices and other services;
•the level of merger and acquisition activity in the United States and abroad;
•the level of the Company’s future cash flows and capital investments;
•the effect of competitive products (including those incorporating generative artificial intelligence ("AI")) and pricing, including the level of success of new product developments and global expansion;
•the impact of customer cost-cutting pressures;
•a decline in the demand for our products and services by our customers and other market participants;
•our ability to develop new products or technologies, to integrate our products with new technologies (e.g., AI), or to compete with new products or technologies offered by new or existing competitors;
•our ability to attract, incentivize and retain key employees, especially in a competitive business environment;
•our ability to successfully navigate key organizational changes, including among our executive leadership;
•the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
•the continuously evolving regulatory environment in Europe, the United States and elsewhere around the globe affecting each of our businesses and the products they offer, and our compliance therewith;
•the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
•consolidation of the Company’s customers, suppliers or competitors;
•the introduction of competing products or technologies by other companies;
•the ability of the Company, and its third-party service providers, to maintain adequate physical and technological infrastructure;
•the Company’s ability to successfully recover from a disaster or other business continuity problem, such as an earthquake, hurricane, flood, civil unrest, protests, military conflict, terrorist attack, outbreak of pandemic or contagious diseases, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event;
•the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
•the impact of changes in applicable tax or accounting requirements on the Company;
•the separation of Mobility not being consummated within the anticipated time period or at all;
•the ability of the separation of Mobility to qualify for tax-free treatment for U.S. federal income tax purposes;
•any disruption to the Company’s business in connection with the proposed separation of Mobility;
•any loss of synergies from separating the businesses of Mobility and the Company that adversely impact the results of operations of both businesses, or the companies resulting from the separation of Mobility not realizing all of the expected benefits of the separation; and
•following the separation of Mobility, the combined value of the common stock of the two publicly-traded companies not being equal to or greater than the value of the Company’s common stock had the separation not occurred.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors in our most recently filed Annual Report on Form 10-K, as supplemented by Item 1A, Risk Factors, in our most recently filed Quarterly Report on Form 10-Q.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

Contact:

Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Christina Twomey
Global Head of Communications
Tel: +1 (410) 382-3316
christina.twomey@spglobal.com

###

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2025 and 2024
(dollars in millions, except per share data)

(unaudited)	2025	2024	% Change

Revenue	$3,777	$3,491	8%
Expenses	2,210	2,112	5%
Equity in income on unconsolidated subsidiaries	(11)	(6)	87%
Operating profit	1,578	1,385	14%
Other expense (income), net	4	(9)	N/M
Interest expense, net	78	78	(1)%
Income before taxes on income	1,496	1,316	14%
Provision for taxes on income	325	248	31%
Net income	1,171	1,068	10%
Less: net income attributable to noncontrolling interests	(81)	(77)	(5)%
Net income attributable to S&P Global Inc.	$1,090	$991	10%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$3.55	$3.16	12%
Diluted	$3.54	$3.16	12%

Weighted-average number of common shares outstanding:
Basic	307.3	313.6
Diluted	307.7	314.0

Actual shares outstanding at period end	306.7	313.1

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
March 31, 2025 and December 31, 2024
(dollars in millions)

(unaudited)	March 31,	December 31,
	2025	2024

Assets:
Cash, cash equivalents, and restricted cash	$1,469	$1,666
Other current assets	3,871	3,793
Total current assets	5,340	5,459
Property and equipment, net	266	265
Right of use assets	412	413
Goodwill and other intangible assets, net	51,267	51,473
Equity investments in unconsolidated subsidiaries	1,785	1,774
Other non-current assets	819	837
Total assets	$59,889	$60,221

Liabilities and Equity:
Short-term debt	$3	$4
Unearned revenue	3,891	3,694
Other current liabilities	2,026	2,694
Long-term debt	11,388	11,394
Lease liabilities — non-current	522	535
Deferred tax liability — non-current	3,319	3,397
Pension, other postretirement benefits and other non-current liabilities	1,015	995
Total liabilities	22,164	22,713
Redeemable noncontrolling interests	4,252	4,252
Total equity	33,473	33,256
Total liabilities and equity	$59,889	$60,221

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2025 and 2024
(dollars in millions)

(unaudited)	2025	2024

Operating Activities:
Net income	$1,171	$1,068
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	25	23
Amortization of intangibles	268	264
Deferred income taxes	(63)	(67)
Stock-based compensation	47	33
Other	69	96
Net changes in other operating assets and liabilities	(564)	(469)
Cash provided by operating activities	953	948

Investing Activities:
Capital expenditures	(43)	(24)
Acquisitions, net of cash acquired	(13)	(1)
Changes in short-term investments	(23)	5
Cash used for investing activities	(79)	(20)

Financing Activities:
Additions to short-term debt, net	—	250
Payments on senior notes	(4)	—
Dividends paid to shareholders	(295)	(286)
Distributions to noncontrolling interest holders	(94)	(73)
Repurchase of treasury shares	(650)	(500)
Employee withholding tax on share-based payments, contingent consideration payments and other	(60)	(48)
Cash used for financing activities	(1,103)	(657)
Effect of exchange rate changes on cash	32	(18)
Net change in cash, cash equivalents, and restricted cash	(197)	253
Cash, cash equivalents, and restricted cash at beginning of period	1,666	1,291
Cash, cash equivalents, and restricted cash at end of period	$1,469	$1,544

Exhibit 4

S&P Global
Operating Results by Segment
Three months ended March 31, 2025 and 2024
(dollars in millions)

(unaudited)	Revenue

	2025	2024	% Change

Market Intelligence	$1,199	$1,142	5%
Ratings	1,149	1,062	8%
Commodity Insights	612	559	9%
Mobility	420	386	9%
Indices	445	387	15%
Intersegment Elimination	(48)	(45)	(6)%
Total revenue	$3,777	$3,491	8%

	Expenses
	2025	2024	% Change

Market Intelligence (a)	$979	$953	3%
Ratings (b)	392	383	2%
Commodity Insights (c)	357	333	7%
Mobility (d)	334	316	6%
Indices (e)	130	115	12%
Corporate Unallocated expense (f)	66	57	16%
Equity in Income on Unconsolidated Subsidiaries (g)	(11)	(6)	(87)%
Intersegment Elimination	(48)	(45)	(6)%
Total expenses	$2,199	$2,106	4%

	Operating Profit

	2025	2024	% Change
Market Intelligence (a)	$220	$189	16%
Ratings (b)	757	679	11%
Commodity Insights (c)	255	226	13%
Mobility (d)	86	70	22%
Indices (e)	315	272	16%
Total reportable segments	1,633	1,436	14%
Corporate Unallocated expense (f)	(66)	(57)	(16)%
Equity in Income on Unconsolidated Subsidiaries (g)	11	6	87%
Total operating profit	$1,578	$1,385	14%

(a)    2025 includes employee severance charges of $14 million, acquisition-related costs of $7 million, Executive Leadership Team transition costs of $4 million and disposition-related costs of $1 million. 2024 includes employee severance charges of $31 million, IHS Markit merger costs of $11 million and acquisition-related costs of $3 million. Additionally, amortization of intangibles from acquisitions of $148 million and $140 million is included for 2025 and 2024, respectively.
(b)    2025 and 2024 include employee severance charges of $2 million and amortization of intangibles from acquisitions of $2 million and $7 million, respectively.
(c)    2025 includes employee severance charges of $6 million. 2024 includes IHS Markit merger costs of $5 million. Additionally, amortization of intangibles from acquisitions of $33 million and $32 million is included for 2025 and 2024, respectively.
(d) 2024 includes IHS Markit merger costs of $1 million. Additionally, amortization of intangibles from acquisitions of $76 million is included for 2025 and 2024.
(e)    2024 includes IHS Markit merger costs of $1 million and employee severance charges of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million is included for 2025 and 2024.

Exhibit 4

(f)    2025 includes employee severance charges of $10 million, Executive Leadership Team transition costs of $8 million, a lease impairment of $6 million and acquisition-related costs of $2 million. 2024 includes IHS Markit merger costs of $18 million, employee severance charges of $2 million, acquisition-related costs of $1 million and recovery of lease-related costs of $1 million.
(g)    2025 and 2024 include amortization of intangibles from acquisitions of $13 million and $14 million, respectively.

Exhibit 5
S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2025 and 2024
(dollars in millions, except per share amounts)

Adjusted Expenses

(unaudited)		2025	2024	% Change

Market Intelligence	Expenses	$979	$953	3%
	Non-GAAP adjustments (a)	(26)	(45)
	Deal-related amortization	(148)	(140)
	Adjusted expenses	$805	$769	5%

Ratings	Expenses	$392	$383	2%
	Non-GAAP adjustments (b)	(2)	(2)
	Deal-related amortization	(2)	(7)
	Adjusted expenses	$388	$375	4%

Commodity Insights	Expenses	$357	$333	7%
	Non-GAAP adjustments (c)	(6)	(5)
	Deal-related amortization	(33)	(32)
	Adjusted expenses	$318	$295	8%

Mobility	Expenses	$334	$316	6%
	Non-GAAP adjustments (d)	—	(1)
	Deal-related amortization	(76)	(76)
	Adjusted expenses	$258	$239	8%

Indices	Expenses	$130	$115	12%
	Non-GAAP adjustments (e)	—	(2)
	Deal-related amortization	(9)	(9)
	Adjusted expenses	$121	$105	15%

Corporate Unallocated Expense	Corporate Unallocated expense	$66	$57	16%
	Non-GAAP adjustments (f)	(27)	(20)
	Adjusted Corporate Unallocated expenses	$39	$36	7%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$(11)	$(6)	(87)%
	Deal-related amortization	(13)	(14)
	Adjusted equity in income on unconsolidated subsidiaries	$(24)	$(20)	(23)%

Total SPGI	Expenses	$2,199	$2,106	4%
	Non-GAAP adjustments (a)(b)(c)(d)(e)(f)	(61)	(75)
	Deal-related amortization	(281)	(278)
	Adjusted expenses	$1,857	$1,753	6%

Exhibit 5
Adjusted Operating Profit

(unaudited)		2025	2024	% Change

Market Intelligence	Operating profit	$220	$189	16%
	Non-GAAP adjustments (a)	26	45
	Deal-related amortization	148	140
	Adjusted operating profit	$394	$373	5%

Ratings	Operating profit	$757	$679	11%
	Non-GAAP adjustments (b)	2	2
	Deal-related amortization	2	7
	Adjusted operating profit	$761	$687	11%

Commodity Insights	Operating profit	$255	$226	13%
	Non-GAAP adjustments (c)	6	5
	Deal-related amortization	33	32
	Adjusted operating profit	$294	$264	11%

Mobility	Operating profit	$86	$70	22%
	Non-GAAP adjustments (d)	—	1
	Deal-related amortization	76	76
	Adjusted operating profit	$162	$147	10%

Indices	Operating profit	$315	$272	16%
	Non-GAAP adjustments (e)	—	2
	Deal-related amortization	9	9
	Adjusted operating profit	$324	$282	15%

Total Segments	Operating profit	$1,633	$1,436	14%
	Non-GAAP adjustments (a) (b) (c)(d) (e)	34	55
	Deal-related amortization	268	264
	Adjusted operating profit	$1,935	$1,754	10%

Corporate Unallocated Expense	Corporate unallocated expense	$(66)	$(57)	(16)%
	Non-GAAP adjustments (f)	27	20
	Adjusted corporate unallocated expense	$(39)	$(36)	(7)%

Equity in Income on Unconsolidated Subsidiaries	Equity in income on unconsolidated subsidiaries	$11	$6	87%
	Deal-related amortization	13	14
	Adjusted equity in income on unconsolidated subsidiaries	$24	$20	23%

Total SPGI	Operating profit	$1,578	$1,385	14%
	Non-GAAP adjustments (a) (b) (c)(d) (e) (f)	61	75
	Deal-related amortization	281	278
	Adjusted operating profit	$1,920	$1,738	10%

Adjusted Interest Expense, Net

(unaudited)	2025	2024	% Change

Interest expense, net	$78	$78	(1)%
Non-GAAP adjustments (g)	6	7
Adjusted interest expense, net	$84	$85	(1)%

Exhibit 5
Adjusted Provision for Income Taxes

(unaudited)	2025	2024	% Change

Provision for income taxes	$325	$248	31%
Non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h)	13	13
Deal-related amortization	69	67
Adjusted provision for income taxes	$407	$328	24%

Adjusted Effective Tax Rate

(unaudited)	2025	2024	% Change

Adjusted operating profit	$1,920	$1,738	10%
Other expense (income), net	4	(9)
Adjusted interest expense, net	84	85
Adjusted income before taxes on income	$1,832	$1,663	10%
Adjusted provision for income taxes	$407	$328
Adjusted effective tax rate [1]	22.2%	19.7%

1 The adjusted effective tax rate is calculated by dividing adjusted provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended March 31, 2025 and 2024 was 22.5% and 19.9%, respectively.

Adjusted Net Income attributable to SPGI and Diluted EPS

(unaudited)	2025		2024		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

Reported	$1,090	$3.54	$991	$3.16	10%	12%
Non-GAAP adjustments	42	0.14	55	0.18
Deal-related amortization	212	0.69	212	0.67
Adjusted	$1,344	$4.37	$1,258	$4.01	7%	9%

Note - Totals presented may not sum due to rounding.
Note - Operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 18%, 66%, 42%, 20% and 71%, respectively, for the three months ended March 31, 2025. Operating profit margin for the Company was 42% for the three months ended March 31, 2025. Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility and Indices was 33%, 66%, 48%, 38% and 73%, respectively, for the three months ended March 31, 2025. Adjusted operating profit margin for the Company was 51% for the three months ended March 31, 2025. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue.

(a)     2025 include employee severance charges of $14 million ($11 million after-tax), acquisition-related costs of $7 million ($5 million after-tax), Executive Leadership Team transition costs of $4 million ($3 million after-tax) and disposition-related costs of $1 million ($1 million after-tax). 2024 includes employee severance charges of $31 million ($23 million after-tax), IHS Markit merger costs of $11 million ($8 million after-tax) and acquisition-related costs of $3 million ($2 million after-tax).
(b)    2025 and 2024 include employee severance charges of $2 million ($1 million after-tax).
(c)    2025 includes employee severance charges of $6 million ($5 million after-tax). 2024 includes IHS Markit merger costs of $5 million ($4 million after-tax).
(d)    2024 include IHS Markit merger costs of $1 million ($1 million after-tax).
(e)    2024 includes IHS Markit merger costs of $1 million ($1 million after-tax) and employee severance charges of $1 million ($1 million after-tax).

Exhibit 5
(f)    2025 includes employee severance charges of $10 million ($8 million after-tax), Executive Leadership Team transition costs of $8 million ($6 million after-tax), a lease impairment of $6 million ($4 million after-tax) and acquisition-related costs of $2 million ($2 million after-tax). 2024 includes IHS Markit merger costs of $18 million ($14 million after-tax), employee severance charges of $2 million ($1 million after-tax), acquisition-related costs of $1 million ($1 million after-tax) and recovery of lease-related costs of $1 million ($1 million after-tax).
(g) 2025 and 2024 include a premium amortization benefit of $6 million ($5 million after-tax) and $7 million ($5 million after-tax), respectively.
(h)    2024 includes tax expense of $6 million associated with IHS Markit prior to acquisition, offset by a tax benefit of $2 million due to annualized effective tax rate differences for GAAP.

Exhibit 6
S&P Global
Revenue Information
Three months ended March 31, 2025 and 2024
(dollars in millions)
Revenue by Type

(unaudited)	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$993	$947	5%	$56	$54	4%	$—	$—	N/M
Ratings	—	—	N/M	620	582	7%	529	480	10%
Commodity Insights	486	450	8%	97	83	17%	—	—	N/M
Mobility	343	311	10%	77	75	3%	—	—	N/M
Indices	76	70	7%	—	—	N/M	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(48)	(45)	(6)%
Total revenue	$1,898	$1,778	7%	$850	$794	7%	$481	$435	11%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$150	$141	7%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	29	26	13%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	288	244	18%	81	73	11%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	—	—	N/M
Total revenue	$288	$244	18%	$110	$99	11%	$150	$141	7%

N/M - Represents a change equal to or in excess of 100% or not meaningful

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at Crisil. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2025 and 2024
(dollars in millions)
 Computation of Free Cash Flow and Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	2025	2024
Cash provided by operating activities	$953	$948
Capital expenditures	(43)	(24)
Distributions to noncontrolling interest holders	(94)	(73)
Free cash flow	$816	$851
Employee severance charges	59	—
IHS Markit merger costs	15	167
Executive Leadership Team transition costs	11	—
Adjusted free cash flow excluding certain items	$901	$1,018

S&P Global Organic, Constant Currency Revenue

(unaudited)	2025	2024	% Change
Total revenue	$3,777	$3,491	8%
Market Intelligence acquisitions and divestitures	(24)	(25)
Commodity Insights acquisition	(2)	—
Total organic revenue	$3,751	$3,466	8%
Fx impact (unfavorable)	(13)	—
Organic revenue constant currency basis	$3,764	$3,466	9%

Market Intelligence Organic, Constant Currency Revenue

(unaudited)	2025	2024	% Change
Market Intelligence revenue	$1,199	$1,142	5%
Acquisitions and divestitures	(24)	(25)
Organic revenue	$1,175	$1,117	5%
Fx impact (unfavorable)	(1)	—
Organic revenue constant currency basis	$1,176	$1,117	5%

Ratings Organic, Constant Currency Revenue

(unaudited)	2025	2024	% Change
Ratings revenue	$1,149	$1,062	8%
Fx impact (unfavorable)	(8)	—
Organic revenue constant currency basis	$1,157	$1,062	9%

Commodity Insights Organic, Constant Currency Revenue

(unaudited)	2025	2024	% Change
Commodity Insights revenue	$612	$559	9%
Acquisition	(2)	—
Organic revenue	$610	$559	9%
Fx impact (unfavorable)	(1)	—
Organic revenue constant currency basis	$611	$559	9%

Exhibit 7
Mobility Organic, Constant Currency Revenue

(unaudited)	2025	2024	% Change
Mobility revenue	$420	$386	9%
Fx impact (unfavorable)	(3)	—
Organic revenue constant currency basis	$423	$386	10%

Indices Organic, Constant Currency Revenue

(unaudited)	2025	2024	% Change
Indices revenue	$445	$387	15%
Fx impact (unfavorable)	(1)	—
Organic revenue constant currency basis	$446	$387	15%

Note - The impact of foreign exchange rates refers to constant currency comparisons estimated by recalculating current year results of foreign operations using the average exchange rate from the prior year.

Exhibit 8
S&P Global
 Non-GAAP Guidance
Reconciliation of 2025 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP diluted EPS	$14.60	$15.10
Deal-related amortization	2.84	2.84
Gain on potential sale of OSTTRA	(0.80)	(0.80)
Premium amortization benefit	(0.07)	(0.07)
Tax rate and other	0.18	0.18
Non-GAAP adjusted diluted EPS	$16.75	$17.25